Exhibit 5.1

June 28, 2012

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Re:	BGC Partners, Inc., Registration Statement on

Form S-3 (Registration No. 333-180331)

Ladies and Gentlemen:

We have acted as special counsel to BGC Partners, Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance and sale by the Company of $12,500,000 aggregate principal amount of its 8.125% Senior Notes due 2042 (the “Additional Notes” and, together with the $100,000,000 aggregate principal amount of its 8.125% Senior Notes due 2042 issued on June 26, 2012, the “Notes”) pursuant to the exercise by Wells Fargo Securities, LLC (“Wells Fargo”), as representative of the underwriters named in Exhibit A (the “Underwriters”) to the Underwriting Agreement, dated June 21, 2012 (the “Underwriting Agreement”), by and among the Company and Wells Fargo, as representative of the Underwriters, of the option contained in Section 2(b) thereof, (ii) the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Notes are registered under the Act, (iii) the filing by the Company of the Preliminary Prospectus Supplement, dated June 20, 2012 (the “Preliminary Prospectus Supplement”), and the Final Prospectus Supplement, dated June 21, 2012 (the “Final Prospectus Supplement”), relating to the Notes with the SEC pursuant to Rule 424(b) promulgated under the Act and (iv) the filing by the Company of the Pricing Term Sheet, dated June 21, 2012 (the “Term Sheet”), relating to the Notes with the SEC as a free writing prospectus. The Underwriting Agreement was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on June 27, 2012.

In connection with this opinion letter, we have examined the Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Pricing Term Sheet. We have also examined and relied upon the Indenture, dated as of June 26, 2012, as amended by the First Supplemental Indenture, dated as of June 26, 2012 (as so supplemented, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), the form of the Notes, certificates or statements of public officials, certificates of officers of the Company and copies of such other documents, resolutions, corporate records and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

In making such examination and rendering the opinions set forth below, we have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, that all documents submitted to us as certified copies are true and correct copies of such originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies and the legal capacity of all individuals executing any of the foregoing documents.

We have assumed, without any independent investigation or verification of any kind, the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, the due authorization, execution and delivery by the Trustee of the Indenture, and the due authentication by the Trustee of the Notes, as well as the legal right and power under all applicable laws and regulations of the Trustee to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against the Trustee in accordance with the terms of, the Indenture.

Based upon the foregoing, we are of the opinion that, when issued in accordance with the Indenture, and delivered and paid for in accordance with the Underwriting Agreement, the Additional Notes will constitute legal, valid and binding obligations of the Company and will be entitled to the benefits provided by the Indenture.

Our opinions set forth in the above paragraph are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including the implied covenant of good faith and fair dealing.

We render the foregoing opinions as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP